EXHIBIT 77C

MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

The 1st Annual Meeting of Stockholders of the Fund was held on April 14, 2011. Stockholders voted in favor of each of the Board's two proposals. The description of each proposal and number of shares voted are as follows:

PROPOSAL 1

To elect three Directors to the Fund's Board, each to hold office until the 2014 annual meeting of Stockholders and all until their successors are elected and qualify:

       DIRECTOR                          FOR                         WITHHELD
   Patricia M. Flynn                 14,276,927                       81,055
Catherine James Paglia               14,272,596                       85,386
 Stephen R. Lewis, Jr.               14,264,994                       92,988

PROPOSAL 2

To ratify the selection of Ernst & Young LLP as the Fund's independent registered public accounting firm for 2011:

    FOR                          AGAINST                      ABSTAINING
14,251,104                       29,880                         76,993